                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)

Home Office                                         Executive Office
200 Continental Drive, Suite 306                    51 Madison Avenue
Newark, Delaware 19713                              New York, NY 10010

THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC), a stock company incorporated in Delaware, will pay the benefits of this policy in accordance with its provisions. The following pages are also a part of this policy.

ANNUITY BENEFIT ON THE ANNUITY COMMENCEMENT DATE, THE ACCUMULATION VALUE WILL BE APPLIED TO PROVIDE A MONTHLY INCOME PAYMENT, AS STATED IN THE ANNUITY BENEFIT SECTION.

DEATH BENEFIT IF YOU OR THE ANNUITANT DIE BEFORE THE ANNUITY COMMENCEMENT DATE, WE WILL PAY PROCEEDS TO THE BENEFICIARY UPON OUR RECEIPT OF PROOF OF DEATH AND ALL CLAIM INFORMATION.

LONGEVITY BENEFIT ON THE LONGEVITY COMMENCEMENT DATE, WE WILL BEGIN PROVIDING MONTHLY LONGEVITY INCOME PAYMENTS TO YOU OR TO THE PAYEE(S) DESIGNATED BY YOU, WHILE THE ANNUITANT IS LIVING AND IF THE POLICY HAS NOT BEEN SURRENDERED FOR ITS ACCUMULATION VALUE OR TERMINATED BY THE CORPORATION, AS DESCRIBED IN THE LONGEVITY BENEFIT SECTION.

RIGHT TO RETURN POLICY PLEASE EXAMINE YOUR POLICY. WITHIN 10 DAYS (OR LONGER IF REQUIRED BY STATE LAW) AFTER DELIVERY, YOU MAY RETURN IT TO THE CORPORATION OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITH A WRITTEN REQUEST FOR A CANCELLATION. UPON RECEIPT OF THIS REQUEST, WE WILL PROMPTLY CANCEL THIS POLICY AND REFUND THIS POLICY'S ACCUMULATION VALUES LESS ANY PREMIUM CREDIT. THE AMOUNT REFUNDED TO YOU MAY BE MORE OR LESS THAN THE PREMIUM PAYMENT. IN STATES WHERE REQUIRED, WE WILL PROMPTLY REFUND THE PREMIUM PAYMENT LESS ANY PREMIUM CREDIT AND PARTIAL WITHDRAWALS.

REPORT TO OWNER AT LEAST ONCE EACH POLICY YEAR, AND WITHIN SIXTY (60) DAYS OF THE REPORTING PERIOD, NYLIAC WILL PROVIDE A REPORT THAT WILL TELL YOU HOW MUCH ACCUMULATION VALUE THERE IS AS OF THE END OF THE REPORTING PERIOD. IT WILL ALSO GIVE YOU ANY OTHER FACTS FOR THIS POLICY REQUIRED BY STATE LAW OR REGULATIONS.

The Issue Date is shown on the Policy Data Page.

TOLL FREE # [800-xxx-xxxx]

                            /s/ Fredrick J. Sievert
                                    President

                            /s/ Catherine A. Marrion
                                    Secretary

[LIFESTAGES LONGEVITY BENEFIT VARIABLE ANNUITY] (A SINGLE PREMIUM DEFERRED VARIABLE ANNUITY)

MONTHLY INCOME PAYMENTS BEGIN ON THE ANNUITY COMMENCEMENT DATE.

SINGLE PREMIUM PAYABLE AS SHOWN ON THE POLICY DATA PAGE.

LONGEVITY INCOME PAYMENTS BEGIN ON THE LONGEVITY COMMENCEMENT DATE.

THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

This Policy Is Non-Participating.


                                  SPECIMEN COPY
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                                  POLICY DATA


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                                                                          Page 2

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                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


HOME OFFICE - 200 CONTINENTAL DRIVE, SUITE 306
NEWARK, DELAWARE

EXECUTIVE OFFICE - 51 MADISON AVENUE
NEW YORK, NY 10010

                                POLICY DATA PAGE


ANNUITANT          --      JOHN DOE                AGE: 55           MALE
POLICY NUMBER      --      00 000 000
POLICY DATE        --      FEBRUARY 1, 2006
OWNER              --      THE ANNUITANT

PLAN               --      NON-QUALIFIED

ALLOCATION ALTERNATIVES AVAILABLE
(See Next Page)

DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:
6-Month DCA Advantage Account

PREMIUM PAYMENT:
Premium Payment:                          $50,000
Premium Payment Date:                     February 1, 2006

INTEREST RATE:
Minimum Guaranteed DCA Advantage Account Interest Rate:    2.60%
Minimum Guaranteed Fixed Account Interest Rate:            2.60%

PREMIUM CREDIT RATE:
Current Premium Credit Rate:                               3.00%
Minimum Guaranteed Premium Credit Rate:                    2.00% of the Premium
                                                           Payment


ANNUITY COMMENCEMENT DATE:                                 February 1, 2036

LONGEVITY COMMENCEMENT DATE: [February 1, 2031 / February 1, 2036]

LONGEVITY BENEFIT: [$1,000] monthly. This amount may be reduced or forfeited if the Annuity Commencement Date is prior to the Longevity Commencement Date.

SURRENDER CHARGE SCHEDULE:
POLICY YEAR                 PERCENTAGE       POLICY YEAR        PERCENTAGE
   1                           8%               6                  5%
   2                           8%               7                  4%
   3                           8%               8                  3%
   4                           7%               9                  3%
   5                           6%               10                 3%
                                                11+                0%

DATE OF ISSUE: February 4, 2006

                                 SPECIMEN COPY

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

                       POLICY DATA PAGE (Page 2 Cont'd.)
                            ALLOCATION ALTERNATIVES


INVESTMENT DIVISIONS
MainStay VP Balanced
MainStay VP Basic Value
MainStay VP Bond
MainStay VP Capital Appreciation
MainStay VP Cash Management
MainStay VP Common Stock
MainStay VP Conservative Allocation Port
MainStay VP Convertible
MainStay VP Developing Growth
MainStay VP Floating Rate
MainStay VP Government
MainStay VP Growth Allocation Portfolio
MainStay VP High Yield Corporate Bond
MainStay VP Income & Growth
MainStay VP International Equity
MainStay VP Large Cap Growth
MainStay VP Mid-Cap Core
MainStay VP Mid-Cap Growth
MainStay VP Mid-Cap Value
MainStay VP Moderate Allocation Port
MainStay VP Moderate Growth Allocation
MainStay VP S&P 500 Index
MainStay VP Small-Cap Growth
MainStay VP Total Return
MainStay VP Value
Alger American Small Capitalization
Calvert Social Balanced
Colonial Small Cap Value Fund Variable Series
Dreyfus IP Technology Growth
Fidelity VIP Contrafund
Fidelity VIP Equity-Income
Fidelity VIP Mid Cap
Janus Aspen Series Balanced
Janus Aspen Series Worldwide Growth
MFS Investors Trust Series
MFS Research Series
MFS Utilities Series
Neuberger Berman AMT Mid Cap Growth
Royce Micro-Cap Portfolio
Royce Small-Cap Portfolio
T. Rowe Price Equity Income Portfolio
Van Eck Worldwide Hard Assets
Van Kampen UIF Emerging Markets Equity
Victory VIF Diversified Stock

FIXED ACCOUNT
1-Year Fixed Account


DATE OF ISSUE: February 4, 2006



206-193                           SPECIMEN COPY                           Page 2

                            POLICY DATA PAGE (Page 2 Cont'd.)

MINIMUMS:
Partial Withdrawal amount:                                                                                     $500

Amount of the Premium Payment that can be allocated to an Allocation Alternative:                              $25

Transfer amount among Investment Divisions:                                                                    $25

Transfer amount from the Fixed Account:                                                                        No Minimum

Balance that must be maintained in an Investment Division or the Fixed Account after a transfer:               $500

Traditional Dollar Cost Averaging Option transfer amount:                                                      $100

Variable Accumulation Value required to elect the Traditional Dollar Cost Averaging Option:                    $2,500

Automatic Asset Reallocation Option transfer amount:                                                           No Minimum

Variable Accumulation Value required to elect the Automatic Asset Reallocation Option:                         $2,500

Interest Sweep Option transfer amount:                                                                         No Minimum

Fixed Account Accumulation Value required to elect the Interest Sweep Option:                                  $2,500

Amount of the Premium Payment that can be allocated to the DCA Advantage Account:                              $5,000

Variable Accumulation Value as a percentage of the Premium Payment that must remain in the Investment
Divisions after a Partial Withdrawal:                                                                          25%

MAXIMUMS:
Premium Payment allowed without prior approval from NYLIAC:                                                    $1,500,000

Charge for each transfer made to or from an Investment Division and/or from the Fixed Account
after the first twelve (12) transfers in a Policy Year:                                                        $30

The sum of all transfers from the Fixed Account, including the Interest Sweep
Option transfers, in a Policy Year may not be greater than 20% of the Fixed
Account Accumulation Value as of the beginning of each Policy Year.

Percentage of the Premium Payment that may be allocated to the Fixed Account:                                   20%

POLICY SERVICE CHARGE: The sum of $30 may be deducted from the Accumulation Value on each Policy Anniversary and on the date the policy is surrendered. However, this fee is waived if, on the Policy Anniversary or on the date of surrender, the Accumulation Value is $100,000 or greater. The policy service charge is deducted from each Allocation Alternative and the DCA Advantage Account in proportion to its percentage of the Accumulation Value on the Policy Anniversary and on the date of surrender.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE: A charge, equal on an annual basis to 1.45% of the Premium Payment allocated to the Investment Divisions and the DCA Advantage Account and of the Premium Payment transferred from the Fixed Account to the Investment Divisions, will be deducted from the Variable Accumulation Value each policy quarter and on the date the policy is surrendered or upon payment of any death benefit proceeds. If the premium paid into the policy is reduced by withdrawals and applicable surrender charges, this charge is applied based only on the remaining premium paid into the Investment Divisions and in the DCA Advantage Account and on the Premium Payment transferred from the Fixed Account to the Investment Divisions. This charge will be deducted from each Investment Division on a pro-rata basis.

LONGEVITY BENEFIT CHARGE: An annual charge of 1.00% of the Premium Payment made to the policy. This charge is not affected by withdrawals that may reduce the Premium Payment. The charge will be assessed to funds allocated to the Investment Divisions.

DATE OF ISSUE: February 4, 2006          SPECIMEN COPY                    Page 2

206-193

                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

RIDERS:

UPROMISE:

If you have registered this policy with UPromise within 90 days of the delivery date, NYLIAC will make a $40 contribution to your UPromise account.


ENHANCED DEATH BENEFIT:
Maximum Enhanced Beneficiary Benefit Rate:     100% of Adjusted Premium Payment
Guaranteed Enhanced Beneficiary Benefit Rate:  50% of Gain

ANNUAL DEATH BENEFIT RESET:

This rider provides for a potentially increased death benefit with annual determination of RESET VALUE on each RESET ANNIVERSARY.


            PLEASE SEE ATTACHED RIDER(S) TO THIS POLICY FOR DETAILS


DATE OF ISSUE: February 4, 2006

                                 SPECIMEN COPY


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

                                    WE & YOU

In this policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this policy.

When you write to us, please include the policy number, your full name and your current address.

CONTENTS
DEFINITIONS .....................................................................................    5
SECTION ONE - ANNUITY BENEFIT ...................................................................    7
1.1 WHEN WILL INCOME PAYMENTS BEGIN? ............................................................    7
1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED? ...............................................    7
SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS ................................................    7
2.1 HOW ARE INCOME PAYMENTS MADE? ...............................................................    7
2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION? .............    7
2.3 HOW ARE LIFE INCOME - GUARANTEED PERIOD PAYMENT AMOUNTS DETERMINED? .........................    7
2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT? ..............................................    8
SECTION THREE - LONGEVITY BENEFIT ...............................................................    8
3.1 WHEN WILL THE LONGEVITY INCOME PAYMENTS BEGIN? ..............................................    8
3.2 MAY THE LONGEVITY COMMENCEMENT DATE BE CHANGED? .............................................    8
3.3 WHAT EFFECT DOES CHANGING THE ANNUITY COMMENCEMENT DATE HAVE ON THE INCOME PAYMENTS? ........    8
SECTION FOUR- ANNUITANT, OWNER, BENEFICIARY .....................................................    8
4.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY? ............................................    8
4.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT? ..............................................    8
4.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? .................................................    8
4.4 MAY MORE THAN ONE BENEFICIARY BE NAMED? .....................................................    8
4.5 MAY YOU CHANGE A BENEFICIARY? ...............................................................    9
4.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE? ....................    9
4.7 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE LONGEVITY COMMENCEMENT DATE? ..................    9
4.8 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE? .....................    9
4.9 WHAT HAPPENS TO THE LONGEVITY BENEFIT IF THE ANNUITANT DIES AFTER THE LONGEVITY COMMENCEMENT
DATE? ...........................................................................................    9
4.10 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE? ..............................    9
4.11 WHAT HAPPENS IF YOU DIE BEFORE THE LONGEVITY COMMENCEMENT DATE? ............................   10
4.12 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE? ...............................   10
4.13 WHAT HAPPENS TO THE LONGEVITY BENEFIT IF YOU DIE AFTER THE LONGEVITY COMMENCEMENT DATE? ....   10
4.14 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT? ...........................   10
4.15 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH? ..........   10
4.16 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY? ............................................   10
4.17 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES? .......................   10
4.18 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT? .....................................   10
SECTION FIVE - THE PREMIUM PAYMENT ..............................................................   11
5.1 WHAT IS THE PREMIUM PAYMENT? ................................................................   11
5.2 HOW IS THE PREMIUM PAYMENT CREDITED? ........................................................   11
5.3 HOW IS THE PREMIUM PAYMENT ALLOCATED? .......................................................   11
5.4 MAY THE CORPORATION TERMINATE THIS POLICY? ..................................................   11
SECTION SIX - CHARGES AND DISTRIBUTIONS .........................................................   11
6.1 WHAT CHARGES WILL BE DEDUCTED FROM YOUR POLICY? .............................................   11
6.2 ARE ADDITIONAL FEES AND CHARGES DEDUCTED FROM YOUR POLICY? ..................................   11
6.3 CAN YOU SURRENDER THIS POLICY? ..............................................................   11
6.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY? .........................................   12
6.5 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED? ..............................   12


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

6.6 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY? ............................................   12
6.7 ARE SURRENDER CHARGES EVER WAIVED? ..........................................................   12
6.8 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY? .....................................   13
SECTION SEVEN - TRANSFERS .......................................................................   13
7.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS? .........................................   13
7.2 CAN TRANSFERS BE MADE FROM THE INVESTMENT DIVISIONS TO THE FIXED ACCOUNT? ...................   13
7.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS? ...................   13
7.4 HOW DO YOU MAKE TRANSFERS? ..................................................................   13
7.5 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE ACCOUNT? .......................................   14
7.6 HOW DO YOU TRANSFER THE DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS?   14
7.7 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER? ..................................................   14
SECTION EIGHT - PREMIUM CREDIT AND ACCUMULATION VALUE ...........................................   14
8.1 WHAT IS THE PREMIUM CREDIT AND HOW IS IT ALLOCATED? .........................................   14
8.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE? .............................   15
8.3 HOW IS THE ACCUMULATION VALUE CALCULATED? ...................................................   15
SECTION NINE - SEPARATE ACCOUNT .................................................................   15
9.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? .....................................   15
9.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? ...............................................   15
9.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? .......................................   15
9.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? ......................................   15
9.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? .................   16
9.6 WHAT OTHER RIGHTS DO WE HAVE? ...............................................................   16
9.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE? ..........................................   16
9.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DOES YOUR PREMIUM PAYMENT PURCHASE?    16
9.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED? .........................................   16
9.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? .......................................   16
SECTION TEN - FIXED ACCOUNT .....................................................................   17
10.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED? .................................................   17
10.2 HOW IS THE FIXED ACCOUNT VALUED? ...........................................................   17
10.3 MAY THE CORPORATION LIMIT OR REFUSE THE PREMIUM PAYMENT TO THE FIXED ACCOUNT? ..............   17
SECTION ELEVEN - DCA ADVANTAGE ACCOUNT ..........................................................   17
11.1 HOW ARE THE DCA ADVANTAGE ACCOUNT ASSETS INVESTED? .........................................   17
11.2 HOW IS THE DCA ADVANTAGE ACCOUNT VALUED? ...................................................   17
SECTION TWELVE - GENERAL PROVISIONS .............................................................   17
12.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? ......................................................   18
12.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY? ..............................   18
12.3 WILL WE BE ABLE TO CONTEST THIS POLICY? ....................................................   18
12.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? .....................................   18
12.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY? ...........................   18
12.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX INCORRECTLY? ..............   18
12.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY? ....................................................   18
12.8 HOW DO YOU ASSIGN THIS POLICY? .............................................................   18
12.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY? ..............................   18
12.10 IS THE PAYMENT MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS? ...........   18
12.11 HOW SHOULD THE PREMIUM PAYMENT FOR THIS POLICY BE MADE? ...................................   18
12.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY? ....................................   18
12.13 IS THIS POLICY SUBJECT TO ANY LAW? ........................................................   19
12.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY? ........................................   19

WHEN YOU WRITE TO US, PLEASE INCLUDE YOUR POLICY NUMBER, YOUR FULL NAME AND YOUR CURRENT ADDRESS


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                                                                          Page 4

                                  DEFINITIONS

THESE TERMS ARE CAPITALIZED WHEN USED THROUGHOUT THIS POLICY.

ACCUMULATION UNIT:
An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, Fixed Account Accumulation Value and Dollar Cost Averaging (DCA) Advantage Account Accumulation Value, of this policy for any Valuation Period.

AGE: The attained age on your last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments, the Longevity Income Payments, and upon whose death, prior to the Annuity Commencement Date, benefits under this policy may be paid. The Annuitant must also be the Owner of this policy except as described in Section 4.2.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made.

BENEFICIARY: The person or an entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code in the event of the Annuitant's or Owner's death.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the close of regular trading on the NYSE, if earlier.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE ACCOUNT: The account from which you are permitted to transfer amounts to the Investment Divisions proportionally on a monthly basis.

The DCA Advantage Account duration is shown on the Policy Data Page. The DCA Advantage Account is credited with a fixed interest rate. The assets in the DCA Advantage Account are not part of the Separate Account of NYLIAC.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payment allocated to the DCA Advantage Account, plus any Premium Credit and interest credited on the Premium Payment and Premium Credit, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the DCA Advantage Account. The DCA Advantage Account Accumulation Value is supported by assets in NYLIAC's General Account.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): The portfolios of the Fund that are available for investment through the Investment Divisions of the Separate Account as shown on the Policy Data Page.

FIXED ACCOUNT: An account that is credited with a fixed interest rate. The assets in the Fixed Account are not part of the Separate Account.

FIXED ACCOUNT ACCUMULATION VALUE: The Premium Payment allocated to the Fixed Account, plus any Premium Credit and interest credited on the Premium Payment and Premium Credit, less transfers and any Partial Withdrawals from the Fixed Account, less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account. The Fixed Account Accumulation Value is supported by assets in NYLIAC's General Account.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company that offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account. These assets are subject to the claims of our general creditors.

INCOME PAYMENTS: Periodic payments NYLIAC makes to the named Payee after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): The variable investment options available with this policy. Each Investment Division, a division of the Separate

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                                                                          Page 5

Account, invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date this policy is produced.

LONGEVITY COMMENCEMENT DATE: The date, as shown on the Policy Data Page, on which the first Longevity Income Payment under this policy is to be made.

LONGEVITY INCOME PAYMENTS: Periodic payments NYLIAC makes to the named Payee beginning on the Longevity Commencement Date.

NYLIAC ("CORPORATION, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company. You may contact us at our address specified in the Prospectus to submit inquiries and policy requests.

OWNER ("YOU, YOUR"): The person(s) or an entity designated as the Owner of this policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid. The Owner must also be the Annuitant under this policy except as described in Section 4.2. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this policy must be exercised jointly and benefits under this policy will be paid upon the death of any joint owner. Joint Owners must be spouses.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this policy.

PAYEE: A recipient of payments under this policy, generally the owner.

PAYMENT DATE: The Business Day on which we receive a Premium Payment at the address specified in the product Prospectus to receive such payment.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this policy, containing the policy specifications.

POLICY DATE: The date the policy is executed and from which Policy Years, quarters, months, and Policy Anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM CREDIT: An additional crediting applied to this policy's Accumulation Value concurrent with the Premium Payment received. The Premium Credit is calculated as a percentage (the "Premium Credit Rate") of the Premium Payment. The Premium Credit is not a Premium Payment. The Premium Credit Rate will never be less than the rate shown on the Policy Data Page.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by this policy.

PROOF OF DEATH: Evidence that death has occurred including a death certificate, an attending physician's statement, a finding from a court of competent jurisdiction or any other proof that is acceptable to us in our sole discretion.

QUALIFIED PLANS: Employee retirement plans under the Internal Revenue Code, including Sections 401(a), 403(b), 408 or governmental 457(b) that qualify for special federal income tax treatment.

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans on a scheduled interval (monthly, quarterly, semi-annually, or annually) or on an interval made available by us to meet the Internal Revenue Service (IRS) requirements. RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally commencing with the year the owner attains age 70 1/2 or upon retirement, whichever occurs later.

SEPARATE ACCOUNT: A segregated asset account of the Corporation established to receive and invest the Premium Payment paid and Premium Credit applied under this policy. The Separate Account's Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SURRENDER CHARGE: An amount charged by the Corporation during the first ten (10) Policy Years, occurring when a Partial Withdrawal of the Accumulation Value is made or when this policy is surrendered for its Accumulation Value.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.

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                                                                          Page 6

                         SECTION ONE - ANNUITY BENEFIT

1.1 WHEN WILL INCOME PAYMENTS BEGIN?

We will apply the Accumulation Value of this policy to the Life Income - Guaranteed Period Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page or as changed in accordance with Section 1.2. These payments will be made in accordance with the `Income Payments Of Policy Proceeds' Section of this policy. Income Payments will begin if you, and the Annuitant if you are not the Annuitant, are alive and if this policy is in force on that date.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?

Yes. If we agree, you may have the Annuity Commencement Date, shown on the Policy Data Page, changed to an earlier date or deferred to a later date. The Annuitant's Age on the Annuity Commencement Date may not be greater than the maximum issue Age as required by the laws of the state in which this policy was issued. You must notify us in writing of your wish to change this date at least one month before the Annuity Commencement Date. Changing the Annuity Commencement Date to an earlier date may affect the Longevity Income Benefit payment as described in Section 3.3.

SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS

2.1 HOW ARE INCOME PAYMENTS MADE?

If you, and the Annuitant if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income - Guaranteed Period Payment Option. If the Accumulation Value of your policy is an amount that would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we will make payment in a single sum.

2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION?

If the Life Income - Guaranteed Period Payment Option is chosen, we may require proof of the Annuitant's birth date before Income Payments begin. We will make equal payments each month during the lifetime of the Annuitant. Once Income Payments start, they do not change and are guaranteed for ten (10) years even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

2.3 HOW ARE LIFE INCOME - GUARANTEED PERIOD PAYMENT AMOUNTS DETERMINED?

Life Income - Guaranteed Period Payments are based on the annuity premium rate in effect when the first Income Payment is due, however, the premium rate will not be less than the corresponding minimum amount shown in the Life Income - Guaranteed Period Payment Option Table. These minimum amounts are based on the 1983 Table A with Projection Scale G and with interest compounded annually at 1.5%.

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision. It is based on the sex and adjusted Age of the Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:

2006-2015        2016-2025    2026-2035    2036 & later
   0                -1           -2           -3

LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION TABLE

(Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds)

Adjusted Age            Male            Female
60                      3.64            3.21
61                      3.74            3.29
62                      3.85            3.38
63                      3.96            3.47
64                      4.08            3.56

65                      4.20            3.66
66                      4.33            3.77
67                      4.46            3.88
68                      4.60            4.00
69                      4.75            4.12

70                      4.90            4.26
71                      5.06            4.40
72                      5.22            4.55
73                      5.39            4.70
74                      5.56            4.87

75                      5.74            5.04
76                      5.93            5.22
77                      6.11            5.41
78                      6.30            5.61
79                      6.49            5.81

80                      6.69            6.01
81                      6.88            6.22
82                      7.06            6.43
83                      7.24            6.64
84                      7.42            6.85

85+                     7.59            7.05

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2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?

Yes. You may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other Income Payment option we may offer at that time. However, if an Income Payment option other than the Life Income - Guarantee Period Payment Option is chosen prior to the Longevity Commencement Date, as shown on the Policy Data Page, no Longevity Income Payments will be payable.

SECTION THREE - LONGEVITY BENEFIT

3.1 WHEN WILL THE LONGEVITY INCOME PAYMENTS BEGIN?

We will make Longevity Income Payments to you or to the Payee(s) designated by you, if the Premium Payment for this policy has been made and the Annuitant is living on the Longevity Commencement Date. Longevity Income Payments will be made in the amount shown on the Policy Data Page, provided that the Annuitant is living and the policy has not been surrendered for its Accumulation Value, or terminated by the Corporation, as described in Section 5.4. A reduced Longevity Income Payment may be payable should the Annuity Commencement Date be changed as described in Section 3.3. Once the Longevity Income Payments begin, the payments are guaranteed for the lifetime of the Annuitant.

Longevity Income Payments will continue only as long as the Annuitant is living. Upon the death of the Annuitant, no further Longevity Income Payments will be made and no part of the Premium Payment will be refunded.

Please read this policy for full details.

3.2 MAY THE LONGEVITY COMMENCEMENT DATE BE CHANGED?

No. The Longevity Commencement Date, shown on the Policy Data Page, may not be changed.

3.3 WHAT EFFECT DOES CHANGING THE ANNUITY COMMENCEMENT DATE HAVE ON THE INCOME PAYMENTS?

Should the Annuity Commencement Date occur prior to the Longevity Commencement Date, the Annuitant may be entitled to a reduced Longevity Income Payment amount. Generally, these reduced payments will only be available when Income Payments are received under the Life Income - Guaranteed Period Payment Option as described in the `Income Payments Of Policy Proceeds' Section of this policy. The formula used to calculate the reduced Longevity Income Payment is as follows:

                                a x (b/c), where:

         (a)      equals the original Longevity Income Payment;

         (b) equals the number of Policy Year quarters the Longevity Benefit fees were actually assessed, and

         (c) equals the number of Policy Year quarters that charges would have been assessed if the Annuity Commencement Date had not changed.

The reduced Longevity Income Payments will begin on the Longevity Commencement Date shown on the Policy Data Page, provided the Annuitant is living on that date.

                  SECTION FOUR - ANNUITANT, OWNER, BENEFICIARY

4.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?

As the Owner of this policy, you have the right to change the Beneficiary, receive Income Payments and/or Longevity Income Payments, and name a payee to receive Income Payments and/or Longevity Income Payments. You cannot lose these rights. However, all rights of ownership end at your death.

4.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?

Unless it is indicated on the Policy Data Page, you are both the Owner and the Annuitant of this policy. Generally the only exceptions are if the Owner is not a natural person or if the policy is issued as a result of an I.R.C. Section 1035 exchange.

4.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?

Generally, ownership changes are not allowed. If a change is necessary, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not automatically change the Beneficiary or the Annuitant.

4.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?

Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as first, second, and so on. If two or more Beneficiaries are named in a class, their shares in any amount


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payable may be stated. Any amount payable to a Beneficiary will be applied to any Beneficiary classified as first who survives you. If no Beneficiary classified as first survives you, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share to the extent possible in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

4.5 MAY YOU CHANGE A BENEFICIARY?

Yes. You may change a Beneficiary during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

4.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?

Unless amended by any rider attached to this policy, if the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death and all claim information, we will pay to any Beneficiary an amount equal to the greater of:

a) the Accumulation Value of this policy less any Premium Credit credited to the Accumulation Value if the credit occurs within the immediately preceding twelve
(12) months of the date of death, or

b) the Premium Payment paid, less the amount of any Partial Withdrawals and any Surrender Charges assessed on those Partial Withdrawals, less any rider charges and Longevity Benefit charges applied since the Policy Date, and any additional fees and charges that may apply.

Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for in Section 4.14 or.4.15. The payment will be calculated as of the date we receive Proof of Death and all claim information to make the payment. This policy will end on such date. If you are not the Annuitant and the Annuitant was your spouse, and you are the sole primary Beneficiary, you may elect in writing to continue this policy with you as the new Annuitant as described in Section 4.16. However, the Longevity Benefit will end as described in Section 4.16.

4.7 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE LONGEVITY COMMENCEMENT DATE?

If the Owner is not the Annuitant and the Annuitant dies before the Longevity Commencement Date, the death benefit will be paid as described in Section 4.6. No Longevity Income Payments will be payable. If your spouse is the Annuitant and you are the sole primary Beneficiary, you may elect in writing to continue this policy with you as the new Annuitant. However, no Longevity Benefit will be payable and the Longevity Benefit charge will be discontinued as of the date we receive notification of the Annuitant's death.

4.8 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the guaranteed period. However, if you are not the Annuitant, we will continue to make these payments to you or to the payee for the remainder of the guaranteed Income Payment period. No amount will be payable if the Annuitant dies after the end of the guaranteed period.

4.9 WHAT HAPPENS TO THE LONGEVITY BENEFIT IF THE ANNUITANT DIES AFTER THE LONGEVITY COMMENCEMENT DATE?

If the Annuitant dies after the Longevity Commencement Date, the Longevity Benefit will end and no further Longevity Income Payments will be made.

4.10 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?

Unless amended by any rider attached to this policy, if you die before the Annuity Commencement Date, when we receive Proof Of Death and all claim information, we will pay to any Beneficiary an amount equal to the greater of:

a) the Accumulation Value of this policy less any Premium Credit credited to the Accumulation Value if the credit occurs within the immediately preceding twelve
(12) months of the date of death, or

b) the Premium Payment paid, less the amount of any Partial Withdrawals and any Surrender Charges assessed on those Partial Withdrawals, less any rider charges and Longevity Benefit charges applied since the Policy Date, and any additional fees and charges that may apply.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 4.14 or 4.15. The payment will be calculated as of the date we receive Proof of Death and all claim information we need to make the payment. This policy will end on such date. However, if you are not the Annuitant and your

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

surviving spouse is the sole primary Beneficiary, your spouse may elect in writing to become the new Owner of this policy as described in Section 4.16.

4.11 WHAT HAPPENS IF YOU DIE BEFORE THE LONGEVITY COMMENCEMENT DATE?

If you die before the Longevity Commencement Date and you are also the Annuitant, we will pay to the Beneficiary an amount as described in Section
4.10. The policy will end and no Longevity Benefits will be payable. If your spouse is the sole primary Beneficiary, see Section 4.16

If you are not the Annuitant and your spouse is the sole primary Beneficiary, he or she may elect to continue the policy as the new Owner. However, if the Annuitant is still living, the Longevity Benefit is not affected.

4.12 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?

If you die after the Annuity Commencement Date and before the Annuitant, we will make Income Payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable if the Annuitant dies after the end of the guaranteed period.

4.13 WHAT HAPPENS TO THE LONGEVITY BENEFIT IF YOU DIE AFTER THE LONGEVITY COMMENCEMENT DATE?

If you die after the Longevity Commencement Date, and you are not the Annuitant, the Annuitant will become the new Owner of the Longevity Benefit. Longevity Income Payments will be made as described in Section 3.1.

4.14 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT?

Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information from a Beneficiary, we will pay to that Beneficiary his/her full share of any amount of the payment. The payment will be made within (7) days. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of the death benefit request. When not prohibited by the laws of the state in which this policy is issued, we may defer payment of any death benefit request for up to six (6) months from the death benefit request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your contract was issued as established and is in existence at the time of the death benefit request.

4.15 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?

Full payment of the death benefit will be made to the Beneficiary within five
(5) years after the date of your death. However, at your death, your Beneficiary is not required to accept the death benefit of this policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income - Guaranteed Period Payment Option or any other Income Payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

4.16 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?

If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. However, if your spouse continues the policy as the new Annuitant, no Longevity Benefit will be payable and the Longevity Benefit charge will be discontinued as of the date we receive notification of your death. This provision will also apply if this policy is issued to Joint Spousal Owners. If your spouse chooses to continue this policy, no death benefit proceeds will be paid as a consequence of your death.

4.17 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?

Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that Income Payment becomes due.

4.18 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?

If no Beneficiary for any amount payable, or for a stated share, is alive at the death of the Annuitant, the right to this amount or this share will pass to you or, in the case of your death, to your estate. Payment of the death benefit will be made in a single sum to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive Proof of Death and all claim information, we will pay any amount payable as though the Beneficiary died first.

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                       SECTION FIVE - THE PREMIUM PAYMENT

5.1 WHAT IS THE PREMIUM PAYMENT?

The Premium Payment is the single premium paid to purchase this policy. This payment must be made while the Annuitant is living. We reserve the right to limit the Premium Payment to $1,500,000.

5.2 HOW IS THE PREMIUM PAYMENT CREDITED?

If we have received all of the information we require to issue this policy, the Premium Payment will be credited within two Business Days after receipt.

5.3 HOW IS THE PREMIUM PAYMENT ALLOCATED?

The Premium Payment may be applied to one or more of the Allocation Alternatives and/or to the DCA Advantage Account shown on the Policy Data Page or to any other Investment Division(s) which may be made available by us for this policy, in accordance with your instructions.

The minimum amount of the Premium Payment that can be allocated to an Allocation Alternative or to the DCA Advantage Account is shown on the Policy Data Page. We reserve the right to limit the amount of the Premium Payment that may be allocated to any one Allocation Alternative or to the DCA Advantage Account, and to refuse the allocation of all or a portion of the Premium Payment to the Fixed Account.

5.4 MAY THE CORPORATION TERMINATE THIS POLICY?

If the Accumulation Value of your policy is reduced to an amount that would provide Income Payments of less than $20 a month on the Annuity Commencement Date, or an amount that is insufficient to cover the annual Policy Service Charge, the Mortality and Expense Risk and Administrative Costs charges, Longevity Benefit charges, and optional rider charges, we reserve the right to terminate your policy, subject to any applicable state law or regulation. We will notify you of our intention to exercise this right 90 days prior to our terminating the Policy. If we terminate your policy, we will pay you the Accumulation Value of your policy in one sum.

                     SECTION SIX - CHARGES AND DISTRIBUTIONS

6.1 WHAT CHARGES WILL BE DEDUCTED FROM YOUR POLICY?

The Mortality and Expense Risk and Administrative Costs Charge is equal to a percentage of the Premium Payment allocated to the Investment Divisions and/or to the DCA Advantage Account and of the Premium Payment transferred from the Fixed Account to the Investment Divisions of this policy as shown on the Policy Data Page. If the premium paid into the policy is reduced by withdrawals and applicable Surrender Charges, this charge is a percentage of the remaining Premium Payment allocated to the Investment Divisions and/or to the DCA Advantage Account and of the Premium Payment transferred from the Fixed Account to the Investment Divisions of this policy. The Mortality and Expense Risk and Administrative Costs Charge will be deducted from the policy's Variable Accumulation Value, in the form of a reduction of Accumulation Units, each policy quarter and on the date the policy is surrendered or upon payment of any death benefit proceeds.

The Longevity Benefit charge is equal to a percentage of the Premium Payment as shown on the Policy Data Page. This charge will be deducted from the policy's Variable Accumulation Value, in the form of a reduction of Accumulation Units, each policy quarter and on the date the policy is surrendered or upon payment of any death benefit proceeds. This charge will end on the Longevity Commencement Date or if the spouse continues the policy as the new Annuitant as described in
Section 4.16 or if the Annuity Commencement Date is changed as described in
Section 3.3.

6.2 ARE ADDITIONAL FEES AND CHARGES DEDUCTED FROM YOUR POLICY?

An annual Policy Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted from this policy's Accumulation Value on each Policy Anniversary and on the date of a full surrender. In addition, any optional rider(s) that you elect will result in additional charges that will be deducted on a quarterly basis from this policy's Accumulation Value.

6.3 CAN YOU SURRENDER THIS POLICY?

Yes. On any Business Day, at or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may request a full surrender of the Accumulation Value, less any Surrender Charges, Service Charges, and/or additional fees and charges that may apply. Surrender Charges are described in
Section 6.6, Service Charges are described in Section 6.2 and additional fees and charges are described on the Policy Data Page and, if applicable, on any attached riders. If the policy is surrendered for its Accumulation Value prior to the Longevity Commencement Date, no Longevity Income Payments will be payable.

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6.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?

Yes. After this policy has an Accumulation Value, you may request a Partial Withdrawal by sending us your request at least thirty (30) days before the Annuity Commencement Date and while the Annuitant, and Owner if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives and/or from the DCA Advantage Account. However, if you do not specify which Allocation Alternatives and/or the DCA Advantage Account, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative and/or from the DCA Advantage Account. Partial Withdrawals will be made from the Investment Divisions by deducting Accumulation Units. Accumulation Units are described in Section 9.9.

A Surrender Charge, as described in Section 6.6, will be assessed as shown on the Policy Data Page, except as provided in Section 6.7. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s) and/or in the DCA Advantage Account, we will pay you the entire value (subject to the limitation discussed below) of that Allocation Alternative(s) and/or that DCA Advantage Account, less any Surrender Charges that may apply.

A Partial Withdrawal will not be allowed if it reduces the percentage of the Premium Payment invested in the Investment Divisions to below the percentage stated on the Policy Data Page. This limitation will help ensure that this policy has sufficient value to support the Longevity Benefit charges. If a Partial Withdrawal exceeds this limitation, you may adjust it accordingly, or surrender the policy as described in Section 6.3.

6.5 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED?

We will pay any Partial Withdrawal or full surrender proceeds within seven (7) days after we receive all necessary requirements. The Partial Withdrawal or full surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of a Partial Withdrawal or full surrender request from the Investment Divisions. When not prohibited by the laws of the state in which this policy is issued, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account and/or the DCA Advantage Account for up to six (6) months from the Partial Withdrawal or full surrender request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your policy was issued as established and in existence at the time of the Partial Withdrawal or full surrender request.

6.6 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY?

A Surrender Charge may be applicable. The amount of this charge, if any, is calculated using a percentage, as shown on the Policy Data Page that is applied to the amount of the Partial Withdrawal or full surrender. The percentage that is applied corresponds with the Policy Year in which you make a Partial Withdrawal or full surrender. The Surrender Charge will only apply if the amount of the surrender exceeds the greatest of:

a) ten percent (10%) of the Accumulation Value of this policy as of the last Policy Anniversary less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

b) ten percent (10%) of the current Accumulation Value of this policy less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

c) that portion of the current Accumulation Value that exceeds the Premium Payment made to this policy.

Once Surrender Charges have been assessed on an amount equal to the Premium Payment, no further Surrender Charges will apply.

6.7 ARE SURRENDER CHARGES EVER WAIVED?

Yes. Surrender Charges may be waived:

a) when proceeds are paid on the death of the Owner or the Annuitant; or

b) for any Required Minimum Distribution (RMD) from the Accumulation Value of this policy withdrawn under the RMD Automated Option, unless the aggregated amount of Partial Withdrawals made from this policy during the Policy Year exceeds the RMD amount as calculated by us; or

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

c) on amounts placed under the Life Income - Guaranteed Period Payment Option as described in Section 2.2, after the first Policy Year; or

d) on or after the Annuity Commencement Date; or

e) under conditions specified in any riders or endorsements attached to and made a part of this policy; or

f) if we terminate this policy as described in Section 5.4.

6.8 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?

When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when this policy is surrendered for its Accumulation Value.

                           SECTION SEVEN - TRANSFERS

7.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS?

Yes. Transfers of the Variable Accumulation Value may be made between Investment Divisions.

7.2 CAN TRANSFERS BE MADE FROM THE INVESTMENT DIVISIONS TO THE FIXED ACCOUNT?

No. Transfers of the Variable Accumulation Value may not be made from the Investment Divisions to the Fixed Account.

7.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS?

Yes. You may make transfers from the Fixed Account to the Investment Divisions subject to certain limitations as described on the Policy Data Page.

7.4 HOW DO YOU MAKE TRANSFERS?

Prior to thirty (30) days before the Annuity Commencement Date, you may send us your transfer request. Each transfer must be for an amount not less than that shown on the Policy Data Page. A minimum amount as shown on the Policy Data Page, must remain in the Investment Division or Fixed Account after a transfer. If after a transfer, the Variable Accumulation Value or Fixed Account Accumulation Value would fall below the minimum, we have the right to include that amount as part of the transfer. The remaining amount will be allocated in the same proportion as the transfer request.

In addition, transfers may be made on an automatic basis in accordance with your instructions.

Traditional Dollar Cost Averaging Option

Under this option, you may specify a dollar amount to be transferred from any Investment Division to any combination of Investment Divisions. We will automatically transfer the specific dollar amount or the amount as subsequently changed by you in accordance with your instructions.

In order to elect this option the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be transferred to or from an Investment Division is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Variable Accumulation Value is less than the minimum amount required to elect this option.

Transfers under the Traditional Dollar Cost Averaging Option are not available with the Fixed Account.

Automatic Asset Reallocation Option

Under this option, you may specify that a percentage of the Variable Accumulation Value be allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value between Investment Divisions so that it reflects the percentages you specify or as subsequently changed by you in accordance with your instructions. In order to elect this option, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be allocated among the Investment Divisions under this option is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Variable Accumulation Value is less than the minimum amount required to elect this option.

You may not elect the Traditional Dollar Cost Averaging and Automatic Asset Reallocation options at the same time.

Transfers under the Automatic Asset Reallocation option are not available with the Fixed Account.

Interest Sweep Option

You may request transfers, from the Fixed Account to any combination of Investment Divisions, of interest earned on the Premium Payment and

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Premium Credit allocated to the Fixed Account. If you elect this option, we will automatically transfer the interest from the Fixed Account to the Investment Divisions you specify or as subsequently changed by you in accordance with your instructions.

In order to elect this option, the Fixed Account Accumulation Value must be equal to or greater than the minimum value as shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Fixed Account Accumulation Value is less than the minimum amount required to elect this option.

The Interest Sweep option may be requested in addition to the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the DCA Advantage Account.

Transfers under the Interest Sweep Option are subject to certain limitations described on the Policy Data Page.

You may cancel the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the Interest Sweep option at any time.

7.5 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE ACCOUNT?

No. Transfers may not be made into the DCA Advantage Account.

7.6 HOW DO YOU TRANSFER THE DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS?

At the time you elect the DCA Advantage Account, or as subsequently changed by you before the expiration date, you must tell us into which Investment Division(s) you want the DCA Advantage Account Accumulation Value transferred. We will automatically transfer amounts from your DCA Advantage Account into the Investment Division(s) in proportional periodic amounts in accordance with your instructions.

In addition, you may make transfers from the DCA Advantage Account to the Investment Divisions at any time. The transfers will not interrupt the automatic transfers from the DCA Advantage Account. Transfers will be made from the DCA Advantage Account in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the Premium Payment and Premium Credit, then from the DCA Advantage Account Accumulation Value attributed to subsequent allocations in the order received.

The DCA Advantage Account Accumulation Value may not be transferred to the Fixed Account.

The amount held in the DCA Advantage Account will be completely transferred out of the DCA Advantage Account by the specified expiration date of that Account. In no event may the expiration date of the DCA Advantage Account extend beyond your Annuity Commencement Date.

The DCA Advantage Account may be requested in addition to the Traditional Dollar Cost Averaging option, Interest Sweep option or the Automatic Asset Reallocation option.

7.7 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?

We reserve the right to apply a charge for transfers as shown on the Policy Data Page.

Any transfer made on an automatic basis with the Traditional Dollar Cost Averaging, Automatic Asset Reallocation and Interest Sweep Options, will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page.

We reserve the right to limit the amount, which may be transferred to any one Investment Division.

Your right to make transfers under this policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which is considered to be to the actual or potential disadvantage of other policyowners.

SECTION EIGHT - PREMIUM CREDIT AND ACCUMULATION VALUE

8.1 WHAT IS THE PREMIUM CREDIT AND HOW IS IT ALLOCATED?

The Premium Credit is an additional crediting to this policy's Accumulation Value. The Premium Credit is not a Premium Payment. The amount credited is a percentage (the "Premium Credit Rate") of the Premium Payment received and it is applied to this policy's Accumulation Value concurrent with the Premium Payment received. The Premium Credit Rate is stated on the Policy Data Page. The Premium Credit Rate will never be less than the Minimum Guaranteed Premium Credit Rate shown

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on the Policy Data Page. The Premium Credit is allocated to the Allocation
Alternative(s) and/or to the DCA Advantage Account in the same percentages as the Premium Payment. The Premium Credit Rate applicable to the Premium Payment is shown on the Policy Data Page.

8.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE?

The Premium Credit may be deducted from your policy's Accumulation Value if you elect to return your policy under the terms of the Right to Return Policy provision on the face page of this policy. We will also deduct any Premium Credit credited within the immediately preceding twelve (12) months of the date of death. The amount deducted will be an amount equal to the Premium Credit credited to your policy without regard to the Premium Credit's current value.

8.3 HOW IS THE ACCUMULATION VALUE CALCULATED?

On any day, at or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:

a) the Fixed Account Accumulation Value, which is: the sum of the Premium Payment allocated to the Fixed Account, plus any Premium Credit and interest credited on the Premium Payment and Premium Credit, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account, plus

b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions, plus

c) the DCA Advantage Account Accumulation Value, which is: the sum of the Premium Payment allocated to the DCA Advantage Account, plus any Premium Credit and interest credited on that Premium Payment and Premium Credit, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the DCA Advantage Account.

The Fixed Account Accumulation Value, the DCA Advantage Account Accumulation Value and death benefits that are available under this policy are not less than the minimum benefits required by law.

The instances in which Surrender Charges will be assessed, and the amount of those charges are described in Section Six herein. When you ask us, we will tell you how much Accumulation Value there is in your policy.

                        SECTION NINE - SEPARATE ACCOUNT

9.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

9.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

9.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

9.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?

We will determine the value of the assets in the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value as determined in accordance with a method of valuation that we establish in good faith. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Allocation Alternatives.

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9.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?

Yes. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this policy, will then mean the Separate Account to which the assets were transferred.

9.6 WHAT OTHER RIGHTS DO WE HAVE?

We also reserve the right, when not prohibited by the laws of the state in which this policy is issued, to:

a) manage the Separate Account under the direction of a committee at any time,

b) de-register the Separate Account under the Investment Company Act of 1940,

c) combine the Separate Account with one or more other Separate Accounts, and

d) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.

9.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?

Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is issued.

9.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DOES YOUR PREMIUM PAYMENT PURCHASE?

Your Premium Payment and any Premium Credit that are allocated or transferred to the Investment Divisions will be applied to purchase Accumulation Units in those Investment Divisions.

9.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?

That portion of the Premium Payment and Premium Credit allocated or transferred to a designated Investment Division of the Separate Account is credited to this policy in the form of Accumulation Units. The number of Accumulation Units credited to this policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment, Premium Credit, or transfer request and all required documentation is received.

That portion of each Partial Withdrawal, Longevity Benefit charge, Surrender Charge, Policy Service Charge, additional fees and charges or transfer that is made from a designated Investment Division of the Separate Account is deducted from this policy in the form of Accumulation Units. The number of Accumulation Units deducted from this policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units' value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

9.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) where:

a) is the sum of:

         1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

         2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period.

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an

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                                                                         Page 16


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investment advisor for investment advisory services provided.

Mortality and Expense Risk and Administrative Costs Charges will not affect the value of an Accumulation Unit.

                          SECTION TEN - FIXED ACCOUNT

10.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?

The Premium Payment and any Premium Credit allocated to the Fixed Account and interest earned thereon are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities. The maximum allocation of the Premium Payment to the Fixed Account is shown on the Policy Data Page.

10.2 HOW IS THE FIXED ACCOUNT VALUED?

The Premium Payment and the Premium Credit allocated to the Fixed Account are credited with interest at an interest rate we set from time to time. We will set an interest rate in advance at least once each year. We credit interest on a daily basis. The rate credited will never be less than the Minimum Guaranteed Fixed Account Interest Rate described on the Policy Data Page.

The Premium Payment and Premium Credit allocated to the Fixed Account and interest earned thereon will receive the rate declared for that period for one
(1) year. Thereafter, the rate applicable to those amounts will change on the anniversary of the Premium Payment allocated to the Fixed Account. The new rate will be the rate that we declare, and that is in effect on the anniversary of the Premium Payment to the Fixed Account.

The amount in the Fixed Account is equal to the sum of the Premium Payment allocated to the Fixed Account, plus any Premium Credit and interest credited on the Premium Payment and Premium Credit, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account.

10.3 MAY THE CORPORATION LIMIT OR REFUSE THE PREMIUM PAYMENT TO THE FIXED
ACCOUNT?

Yes. We reserve the right to limit or refuse allocation of the Premium Payment and any Premium Credit to the Fixed Account.

                     SECTION ELEVEN - DCA ADVANTAGE ACCOUNT

11.1 HOW ARE THE DCA ADVANTAGE ACCOUNT ASSETS INVESTED?

The Premium Payment and any Premium Credit allocated to the DCA Advantage Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

11.2 HOW IS THE DCA ADVANTAGE ACCOUNT VALUED?

Under the DCA Advantage Account, we will set interest rates in advance for the date on which the Premium Payment may be received for allocation to the DCA Advantage Account. We credit interest on a daily basis. The rate credited will never be less than the Minimum Guaranteed DCA Interest Rate described on the Policy Data Page. The amount held with respect to the DCA Advantage Account is equal to the portion of the Premium Payment allocated into the DCA Advantage Account, plus any Premium Credit and interest credited at the rate specified for such Premium Payment and Premium Credit, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Policy Service Charges and rider charges that may have already been assessed from the DCA Advantage Account.

The minimum Premium Payment that may be allocated to the DCA Advantage Account is shown on the Policy Data Page. The portion of the Premium Payment and any Premium Credit allocated to the DCA Advantage Account will receive the applicable interest rate as of the Payment Date.

                      SECTION TWELVE - GENERAL PROVISIONS

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                                                                         Page 17

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12.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?

The entire contract consists of this policy, any attached riders, endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy, when not prohibited by the laws of the state in which this policy is issued, and then only in writing. No change will be made in the contract unless you agree. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

12.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?

In issuing this policy, we have relied on the information you provided. If you signed an application for this policy, we have relied on the statements made on the application in issuing this policy. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them.

12.3 WILL WE BE ABLE TO CONTEST THIS POLICY?

After the issuance of this policy, during the lifetime of the Annuitant, no statement made in connection with this policy, any attached riders or endorsements, will be used by us to contest this policy unless it is within two years from the earlier of the Issue Date or Policy Date and that statement is a material misrepresentation.

12.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

12.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

In this policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

12.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
INCORRECTLY?

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were made based on an incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three and one-half percent (3.5%) per year, from the date of the wrong payment to the date the adjustment is made.

12.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?

While the Annuitant is alive, you may assign your interest in this policy (non-Qualified Plan policies only). However, Longevity Income Payments are not subject to assignment, unless we are notified. If you do this, your interest, and the interest of any revocable Beneficiary, is subject to that of the assignee. As Owner, you still have the rights of Ownership that have not been assigned.

12.8 HOW DO YOU ASSIGN THIS POLICY?

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. When we record an assignment, it will take effect as of the Business Day we receive your signed notice, subject to any payment previously made by us or any other action we took before recording the assignment.

12.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?

No. The assignee cannot change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.

12.10 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS?

Except as stated in Section 12.7, payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

12.11 HOW SHOULD THE PREMIUM PAYMENT FOR THIS POLICY BE MADE? The Premium Payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, signed by our Registered Representative, for the Premium Payment made to us.

12.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?

The guaranteed Fixed Account Accumulation Value and DCA Advantage Account Accumulation Value referred to in this policy are based on interest credited at an annual effective rate. This guaranteed rate is described on the Policy Data Page. Each value is at least as much as the value the law requires.

                                                                         Page 18

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12.13 IS THIS POLICY SUBJECT TO ANY LAW?

Yes. This policy is subject to all laws that apply. Benefits available under this policy are not less than those required by any regulation or statute of the state in which this policy is issued.

12.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

No. This is a non-participating policy. Therefore, no dividends are payable.

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                                                                         Page 19

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NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

Home Office - 200 Continental Drive, Suite 306 Newark, Delaware 19713

Executive Office - 51 Madison Avenue New York, NY 10010

A Stock Company Incorporated in Delaware.


SINGLE PREMIUM DEFERRED VARIABLE ANNUITY

MONTHLY INCOME PAYMENTS BEGIN ON THE ANNUITY COMMENCEMENT DATE.

SINGLE PREMIUM PAYABLE AS SHOWN ON THE POLICY DATA PAGE.

LONGEVITY INCOME PAYMENTS BEGIN ON THE LONGEVITY COMMENCEMENT DATE.

THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

This Policy Is Non-Participating.


                                 SPECIMEN COPY

206-193


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                           READ THIS POLICY CAREFULLY


     NOTE: THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE CORPORATION.